Exhibit 99.2
March 30, 2007
Conference Call Speech FY 2006

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2006. I will begin with the financial results:

Sales for the year, increased by 25 per cent to $8.4 million compared with $6.7 million for 2005. The result was a net loss of $1.16 million or $0.09 per share in the 2006 period, reduced from a loss of $1.18 million or $0.11 per share, in 2005. The share numbers used in computing per share amounts for the twelve months were 12,994,000 and 12,541,000 respectively.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. “Operating cash flow” is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

In 2006, operating cash flow was $739,000 or 6 cents a share compared to $34,000 or 0 cents a share in 2005 and a loss of $538,000 - 4 cents in 2004. The specific items removed are detailed in yesterday’s new release.

There are hurdles to be surmounted in 2007:

We are no longer the defendant in any litigation. Significant legal risk has been removed from the Company. The two remaining cases must be pursued diligently but the Company faces no risk except the shares in question, which are already accounted for, and legal fees.

We must follow our first government level sales of W$ in Australia and Libya with more of the same and translate the success overseas to US customers. Equally, we must build on our mining and irrigation sales both domestically and internationally.

We must ensure that W$-BTI is professionally introduced to US and international vertical markets for mosquito control by the correct partners and in a cost effective manner.

We must open new sales channels for biopolymers in detergents, water treatment and agriculture while increasing sales in our current markets. The NCS division must take advantage of the coming review of non-biodegradable competing chemicals in Europe to solidify our share of the major opportunities in mainstream scale control and cleaning product formulations.

Strategic Plans by Product Line:

1.
In the swimming pool markets, we intend to continue building the residential market for our Ecosavr product by working closely with all distribution and retail channels and by using more “pull” advertising to the end user. For the Heatsavr product, we will continue the successful technique of co-marketing with Ecosavr through the retail channels taking advantage of how continued high-energy prices are focusing consumer awareness.

2.
For the Watersavr product, our emphasis will be on increasing our Australian sales to mining, drinking water and agriculture as quickly as possible now that we have flagship customers in each market. We will concentrate on repeating the Australian success in the USA and Europe. We will retain the medium term goal of closing our first multi-million dollar customer.

3.
We are expanding our efforts to market WS-BTI in the US golf market and internationally. The receipt of the EPA gold seal letter for WS-BTI increases the opportunity in several middle-eastern countries. We will continue the effort to finalize a granular formula of WS-BTI in order to enter the aircraft applied US mosquito control market as soon as we and our proposed distributor are satisfied with shelf-life performance.

4.
NCS’s biopolymers are becoming more competitive with their main non-biodegradable competition, poly-acrylates, the longer oil remains at elevated prices. In addition to our R&D efforts to develop improvements to our base products and increase utilization in current oilfield operations, we will increase our efforts to convince more water treatment and detergent companies to use our biopolymers in place of incumbent, non-degradable materials.

Expectations:
1.	We expect a continuation of double-digit organic growth in revenue with a range of 15 to 30%.
2.	We expect operating cash flow to increase for the year as whole and be positive in each quarter.
3.	We expect 2007 to be the year of transition to positive earnings for the year as a whole and for all quarters except third, which is expected to be breakeven.
4.	We see a significant probability of large contracts in either the W$ or biopolymer product lines that are in excess of the organic growth expectations.

The text of this speech will be available on our website by Monday and email copies can be requested from Jason Bloom at 1800 661 3560. Our news release yesterday detailed how to listen to this speech for the next month.

Thank you, the floor is open for questions.